      As filed with the Securities and Exchange Commission on September 30, 1999

                                                  Registration No. 333-86125
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                                Amendment No.1
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                      Under The Securities Act of 1933 to

                               _________________

                                THERMATRIX INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                                   94-2958515
     (State of incorporation)               (I.R.S. Employer Identification No.



                        308 N. Peters Road, Suite 100
                          Knoxville, Tennessee 37922
                                (423) 539-9603
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                               Daniel S. Tedone
             Executive Vice President and Chief Financial Officer
                                Thermatrix Inc.
                         308 N. Peters Road, Suite 100
                         Knoxville, Tennessee 37922
                                (432) 539-9603
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               _________________

                                  Copies to:
                           Michael J. Danaher, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                           Palo Alto, CA 94304-1050
                                (415) 493-9300

                               _________________

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ___

                                          CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                    Proposed Maximum       Proposed Maximum
    Title of Each Class of        Amount to be     Offering Price Per     Aggregate Offering       Amount of
 Securities to be Registered       Registered           Share(1)               Price(1)         Registration Fee
- -------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
 per share.......                5,230,000            $3.16               $16,526,800              $4,595(2)

Common Stock, par value $0.001
 per share.......                  450,000            $1.88               $   846,000              $  236
                                __________                                ___________              ______

Total                            5,680,000                                $17,372,800              $4,831



===================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on August 25, 1999 as reported on the Nasdaq National Market, and based upon the last sale price of the common stock on September 28, 1999, as reported on the OTC Bulletin Board.

(2) $4,595 of the registration fee was paid with the initial filing.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     PROSPECTUS
(Subject to completion, dated September 30, 1999)

                               5,680,000 SHARES

                                THERMATRIX INC.

                                 Common Stock

                                ______________


     This Prospectus relates to the public offering, which is not being underwritten, of up to 5,680,000 shares of Common Stock, par value $0.001 per share (the "Shares"), of Thermatrix Inc. ("Thermatrix" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company or will be issued by the Company consisting of: (1) up to 270,000 Shares issued or issuable upon the exercise by certain of the Selling Stockholders of warrants (the "Series E Warrants") of Thermatrix, which warrants were issued in connection with the sale of the Series E 8% Preferred Stock, (2) up to 4,960,000 shares of Common Stock to be issued from time to time to Selling Stockholders upon conversion of the Company's outstanding Series E 8% Convertible Preferred Stock (the "Series E Preferred Stock"), and accrued but unpaid dividends thereon, at the election of the registered holders of such Series E Preferred Stock, (3) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon declaration of additional dividends on the Series E Preferred Stock or upon conversion of outstanding Series E Preferred Stock based on fluctuations in the conversion price of the Common Stock or (5) up to 450,000 shares issuable upon exercise by certain Selling Stockholders warrants (the "Credit Warrants") of Thermatrix, issued in connection with the Thermatrix Second Amended and Restated Credit Agreement dated February 25, 1999. The Shares were issued or will be issued upon conversion of the Series E Preferred Stock and exercise of the Warrants in private placements pursuant to an exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof. The Series E Warrants and the Credit Warrants are collectively referred to as the "Warrants" and individually as a "Warrant". The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders and holders of the Warrants.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares may be offered by the Selling Stockholders from time to time in one or more transactions on the Nasdaq National Market, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

     The Company's Common Stock is listed on the OTC Bulletin Board under the symbol "TMXI.OB" On September 29, 1999 the last sale price of the Company's Common Stock was $1.94 per share.

                                ______________

     This offering involves a high degree of risk. See "Risk Factors" on page 3 for information that should be considered by prospective investors.

                                ______________

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

                                ______________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is          , 1999

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company (File No. 0-20819) pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

     (1) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998;

     (2) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     (3) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1998.

All reports and other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Thermatrix Inc., 2025 Gateway Place, Suite 132, San Jose, CA 95110, or by telephone at (408) 453-0490.

THE COMPANY

Thermatrix Inc., a Delaware Corporation formed in 1992, (the "Company") is a global industrial technology company engaged in the development, manufacture and sale of industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The core component of the Company's technology is its proprietary flameless thermal oxidizer ("FTO"), which is capable of treating virtually all VOCs while achieving destruction removal efficiency ("DRE") of 99.99% or higher with de minimis formation of hazardous by-products such as oxides of nitrogen ("NO\\x\\"), carbon monoxide ("CO") and products of incomplete combustion ("PICs"). The Company sells its flameless thermal oxidizer as a stand-alone unit or as an integrated system. In addition, the Company's product line also includes PADRE(R), a proprietary technology used to capture and recover very low concentration VOCs from low-to-medium vapor streams.

On January 13, 1999 the Company acquired all of the outstanding common shares of Wahlco Environmental Systems, Inc. ("Wahlco"), a Delaware corporation formerly traded on the NASDAQ bulletin board. Wahlco designs, manufactures, and sells combined cycle gas turbine products, metallic and fabric bellows, air pollution control equipment, and related products and services to electric utilities, independent power producers, co-generation plants, and industrial manufacturers worldwide. Wahlco also provides mechanical plant installation services and rents associated equipment to users in the U.K. Management believes that the business and market synergies between the Company and Wahlco in the air pollution control industry are excellent and the combination of the two firms will provide a more balanced business with global presence and performance.


The principal executive offices of the Company are located at 308 N. Peters Road, Suite 100, Knoxville, Tennessee 37922, (423) 539-9603.

                                 RISK FACTORS

THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS, ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.

     Shares Eligible for Future Sale; Dilution. Substantially all of the Company's shares are eligible for sale in the public market. The issuance of Common Stock upon conversion of the Series E Preferred Stock and upon exercise of the Warrants, as well as future sales of such Common Stock or of shares of Common Stock by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Conversion of the Series E Preferred Stock and exercise of the Warrants for shares of Common Stock could adversely affect the market price of the Common Stock. In addition, investors could experience substantial dilution upon conversion of the Series E Preferred Stock into Common Stock as a result of either (i) an event triggering the antidilution rights of any outstanding shares of Series E Preferred Stock or Warrants or (ii) a decline in the market price of the Company's Common Stock immediately prior to conversion. Specifically, the shares of the Series E Preferred Stock are convertible into shares of Common Stock of the Company based on a conversion price of $5.00 per share or, if lower, 85% of the average of certain specified trading prices during the 30 trading days preceding such date of conversion (the "Floating Conversion Price"). The market prices for securities of environmental and industrial waste companies (including Thermatrix) have historically been highly volatile, and the market has from time to time experienced significant price and volume limitations that are unrelated to the operating performance of particular companies. See "Volatility of Stock Price."

Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. The Company had a net loss of approximately $7.9 million in 1998 and an accumulated deficit of approximately $44.6 million at December 31, 1998. Since the Company restructured its operations in 1992, it has financed its operations primarily through private placements of equity securities totaling approximately $20.3 million and an initial public offering of its common stock with net proceeds totaling approximately $22.1 million. The Company does not expect to be profitable unless and until sales of its systems generate sufficient revenues with an appropriate gross margin to fund its operations. There can be no assurance that the Company will achieve such revenues or margins.


Effects of Delisting from the Nasdaq Stock Market


On September 17, 1999, the Company's securities were delisted from the Nasdaq National Market. The Common Stock now trades on the OTC Bulletin Board, which does not provide as broad a market for the Common Stock and therefore is likely to provide decreased liquidity and potentially larger spreads between the "bid" and "asked" prices quoted by market makers. Further, the absence of listing on the Nasdaq National Market or Nasdaq SmallCap Market may limit the Company's access to capital and decrease the Company's flexibility in responding to its anticipated capital requirements. Prospective investors may view an investment in the Company less favorably if its shares are not listed on the Nasdaq National Market or Nasdaq SmallCap Market.








Future Capital Requirements; No Assurance Future Capital will be Available; Ability to Continue as a Going Concern


The Company requires additional funds to continue operations. The Company's future liquidity, capital requirements and ability to continue as a going concern will depend in the near term upon numerous factors, including the ability of the Company to generate sufficient revenues with appropriate gross margins from sales of its systems, the Company's level of capital expenditures and the availability to the Company of additional funds from debt or equity financings. The Company is currently seeking additional funds through a private placement of its equity securities. There can be no assurance that additional financing will be available on acceptable terms, if at all. The unavailability of such financing could have a materially adverse effect on the Company's business, financial condition and results of operations, and its ability to continue as a going concern.


Additional Risks Associated With the Acquisition of Wahlco

Debt. As a result of the acquisition of Wahlco, the Company agreed to become the co-obligor for the outstanding obligations of Wahlco. This debt is payable to Wexford Management LLC ("Wexford") and several lenders affiliated with Wexford. As of August 13, 1999, the debt amounted to slightly more than $5.7 million and bears interest at the rate of 13% per annum, payable monthly. The debt became due August 24, 1999 and, with the payment of an additional fee of $100,000, was extended until November 22, 1999. A comprehensive security interest in all of the Company's existing and future assets (to include the assets of its significant direct and indirect subsidiaries in the US and UK) was granted in connection with this Agreement. Failure to repay the debt or to secure alternative financing would permit Wexford to assert its rights to the underlying assets. There can be no assurance that the Company will be successful in generating sufficient resources to repay the debt when it becomes due, or that it will be successful in finding long-term replacement financing.

Ability to Integrate the Two Businesses. The Company believes that effective integration of Wahlco's business with the Company's can yield significant synergies. Failure to realize the full potential of integration, or an unanticipated delay in the integration could have a significant adverse impact on the business, the results of operations and financial condition of the Company. There can be no guarantee that the potential will be fully or partially realized or that it will be realized in a timely manner.

Liquidity. As a result of the net losses incurred by the Company, the acquisition of Wahlco and the significant cash demands required to meet ongoing operational obligations (including certain restructuring events to be incurred related to obtaining synergies from the Wahlco acquisition), the Company continues to experience negative cash flow. The Company anticipates it will continue to experience negative cashflows from operations and will need to issue additional equity or debt to provide funds for operations and to repay debt obligations that will become due and payable in 1999. There can be no guarantee that sufficient funds will be generated to cover the negative cash flow position. Failure to correct the situation will directly impact the ability to secure new orders, the ability to attract and retain quality staff and the ability to meet all existing obligations, all of which will have serious negative consequences for the Company's business, results of operations and financial condition.

Performance Bonds. Wahlco has experienced operating losses for each of the past six years, and losses have continued in 1998. For 1998, unaudited losses totaled approximately $6.4 million. In 1996 and 1997, the independent public accountants of Wahlco qualified their report on the company's financial statements expressing the substantial doubt as to the company's ability to continue as a going concern. One result of these continued operating losses and the going concern opinion is that customers have required letters of credit or performance bonds prior to placing orders. There can be no guarantee that the Company will be able to secure such credit instruments sufficient to meet customer requirements and this can have a serious impact on winning new orders.

Potential Puerto Rican Tax Liability. The Company has determined that there may be a tax liability associated with Wahlco's past repatriation of capital from the Commonwealth of Puerto Rico. Wahlco has recorded a reserve of $1.1 million for this potential liability. The Company is attempting to resolve this potential tax liability and believes it will be able to settle this matter without additional commitment above what is currently reserved by Wahlco.

Ability to Compete Against Lower Cost Technologies. To date, FTO systems have been installed in companies in an increasing number of industries. There can be no assurance that the Company's FTO technology will receive broad market acceptance as an economically and environmentally acceptable means of destroying VOCs. The Company's ability to compete will depend upon the Company's ability to persuade potential customers to adopt its FTO technology in place of certain, more established, competing technologies, including flame-based destruction and carbon adsorption systems. The failure of the Company to persuade a significant number of potential customers to adopt its FTO technology would have a material adverse effect on the growth of the Company's business, results of operations and financial condition.

Sensitivity to Major Projects. In 1998, three projects for two customers accounted for 62% of the Company's revenues. In 1997, two projects accounted for 38% of the Company's revenues and in 1996, three projects accounted for 38% of the Company's revenues. Although the Company is expanding the number of its customers and installations, the average size and dollar volume of each installation has been increasing. The Company anticipates the size of turnkey projects in 1999 will continue to range from $1 million to $4 million. As a result, the Company's results of operations are likely to continue to be dependent on major projects. Such a reliance on major orders is likely to lead to fluctuations in, and to reduce the predictability of, quarterly results. Larger projects also pose other challenges. The sales cycle for larger projects tends to be longer than for smaller projects, and, when orders are received, projects may be delayed by factors outside the Company's control, including customer budget decisions, design changes and delays in obtaining permits. Orders for large systems often have tight delivery schedules and the customer will often attempt to negotiate penalties for late delivery and/or the ability to assess liquidated damages for lost production if the delivery schedule is not met. Also, because the dollar volumes are larger, the costs of providing warranty services could increase. The Company's business, results of operations and financial condition could be materially adversely affected if the Company were to fail to obtain major project orders, if such orders were delayed, if installations of such systems were delayed, or if such installations encountered operating, warranty or other problems.

Management of Growth. Although it relies on subcontractors to fabricate subassemblies and to assemble and install completed systems, the Company uses its own employees to design, test and commission systems. The Company seeks to maintain engineering and design staffing levels adequate for current and near-term demand. During periods of rapid growth, such as that experienced by the Company during 1998, the Company's engineering and design personnel generally operate at full capacity. As a result, future growth, if any, is limited by the Company's ability to recruit and train additional engineering, design and project management personnel and by the ability and performance of the individual employees in managing more and larger projects. Furthermore, any failure to maintain quality or to meet customer installation schedules could damage relationships with important customers, damage the Company's reputation generally and result in contractual liabilities. There can be no assurance that the Company will be able to effectively manage an expansion of its operations or that the Company's systems or controls will be adequate to support the Company's operations if expansion occurs. In such event, any failure to manage growth effectively could have a materially adverse effect on the Company's business, results of operations and financial condition.

Risks Associated with International Operations and Sales. In 1998, sales to international customers in Europe and Asia increased to 60%, up from 35% in 1997. The Company plans to increase its revenues, in part, through an expansion of its overseas operations. Expansion internationally encompasses the need to provide an infrastructure for operations, sales and administration. The Company's overseas growth has placed, and could continue to place, a significant strain on its managerial, operational and financial resources. There can be no assurance that the Company will be able to attract, hire and train personnel or to continue to develop the infrastructure needed on a timely basis, which may have an adverse impact on the Company's business, results of operations and financial condition. Additionally, the Company's business, results of operations and financial condition may be materially adversely affected by fluctuations in currency exchange rates and duty rates, and therefore its ability to maintain or increase prices due to competition. The Company denominates international sales either in United States dollars or local currencies. Sales in Europe have been primarily denominated in pounds sterling. Since some expenses in connection with international contracts are often incurred in United States dollars, there can be a short-term exchange risk created. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts.

Risks Associated with Fixed Price Contracts. A majority of the Company's contracts are performed using "fixed-price" rather than "cost-plus" terms. Under fixed-price terms, the Company quotes firm prices to its customers and bears the full risk of cost overruns caused by estimates that differ from actual costs incurred or manufacturing delays during the course of the contract. Some costs, including component costs, are beyond the Company's control and may be difficult to predict. If manufacturing or installation costs for a particular project exceed anticipated levels, gross margins would be materially adversely affected, and the Company could experience losses. In addition, the manufacturing process may be subject to significant change orders. However, in some cases the cost of these change orders may not be negotiated until after the system is installed. The failure of the Company to recover the full cost of these change orders could materially adversely affect gross margins and also cause the Company to experience losses.

Dependence on Key Personnel. The Company's success depends to a significant extent upon its executive officers and key engineering, sales, marketing, financial and technical personnel, both in the United States and overseas. Employees may voluntarily terminate their employment with the Company at any time, and none of the Company's employees are subject to an employment contract. The Company has limited personnel resources available to address the different activities in its business. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company also believes that its future success will depend in large part upon its ability to attract and retain additional highly skilled personnel, particularly design and process engineers. Because of the technical sophistication of the Company's systems and the sophisticated engineering software utilized by the Company, design and process engineers who join the Company generally are required to have advanced technical knowledge and significant training to perform efficiently and productively. The availability of such personnel is limited, and the Company has at times experienced difficulty in locating new employees with the requisite level of expertise and experience. In addition, the Company believes its ability to manage customer orders for the Company's products in Europe will depend in a large part on its success in attracting and retaining skilled engineers or project managers in Europe. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining the personnel it requires in the future. The Company maintains key employee life insurance on the life of its Chairman, President and Chief Executive Officer, John T. Schofield, in the amount of $2,000,000. There can be no assurance that such amount will be sufficient to compensate the Company for the unexpected loss of the services of Mr. Schofield.

Dependence on the Reliability and Performance of Subcontractors. The Company relies on subcontractors to build system components and to assemble and install systems, both in the United States and overseas. The Company's ability to deliver high quality systems on time will depend upon the reliability and performance of its subcontractors. The failure of a subcontractor to meet delivery schedules could cause the Company to default on its obligations to its customers, which could materially adversely affect the Company's reputation, business, results of operations and financial condition. In addition, the Company's reliance on subcontractors for manufacturing, assembly and installation places a significant part of the Company's quality control responsibilities on these subcontractors. There can be no assurance that the Company will be able to continue to contract for the level of quality control required by the Company's customers. The failure to provide such quality control could result in manufacturing and installation delays, which could have a material adverse effect on the Company's business, results of operations and financial condition. The materials used in the production of the Company's product lines are generally available through a number of sources, and the Company does not anticipate difficulty in obtaining the materials and components used in its operations.

Dependence on Customer Information. The Company is highly dependent upon information provided by its customers concerning the type, volume and flow rate of VOC emissions to be treated by the Company's systems. If the customer's information is inaccurate or the customer operates the facility outside its design parameters, a malfunction in the Company's FTO system could occur, resulting in damage to the customer's facilities or personal injury. In addition, incorrect information could cause delays in the design, manufacture and installation of the customer's system. The Company might then be held liable for damages resulting from such malfunction or delay beyond its control. Any of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

Fluctuations in Quarterly Operating Results. The Company's quarterly revenues and operating results have varied significantly in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Such factors include the size and timing of individual orders, the timing and amount of project change orders, customer delays, order cancellations, general economic and industry conditions, the amount of first-time engineering needed, the introduction of new products or services by the Company or its competitors or the introduction of the Company's products to new markets, changes in the levels of operating expenses, including development costs, and the amount and timing of other costs relating to the expansion of the Company's operations. Furthermore, the purchase of the Company's products, particularly for major projects, may involve a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within its customers' organization. For these and other reasons, the sales cycle for the Company's products can be lengthy (up to two years) and subject to a number of significant risks over which the Company has little or no control, including customer budgetary constraints. The Company historically has operated with little backlog because most customer orders are placed with relatively short lead times, usually from four to thirty weeks. Variations in the timing of recognition of specific revenues due to changes in project scope and timing may adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of expected future revenues, and a significant portion of the Company's expenses do not vary with current revenues.

Uncertain Regulatory Environment. The Company's customers are required to comply with environmental laws and regulations in the United States and elsewhere which limit the emission of VOCs and other chemicals. The level of enforcement activities by environmental protection agencies and changes in laws and regulations will affect demand for the Company's systems. To the extent that the burden of complying with such environmental laws and regulations may be eased, the demand for the Company's systems could be materially adversely affected. Although the Company believes that its FTO technology does not come under the U.S. EPA's current definitions of incineration, there can be no assurance that the U.S. EPA will not classify the Company's FTO technology as an incineration technology in the future. Classification as an incineration technology could significantly increase the length of time and cost of the permitting process for customers because of the requirement for a public hearing, especially where community sentiment is opposed to incineration technology. A lengthier permitting process could reduce the competitive advantages of the Company's technology and materially adversely affect the Company's business, results of operations and financial condition. The Company has applied for certification of its FTO technology under the California Department of Toxic Substances Control. This certification is not available to incineration-based technologies. The Department's decision will be published in mid-April 1999.

Proprietary Technology and Unpredictability of Patent Protection. The Company relies on patents, trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements with its strategic partners, employees and consultants. There can be no assurance that the proprietary information or confidentiality agreements will not be breached, that the

Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently developed by others.

Possible Product Liability. The Company's FTO systems are designed to destroy VOCs, which are highly toxic and flammable. If the Company's systems are improperly designed or operated outside of design parameters and operating instructions provided by the Company, there is a risk of system failure or release of VOCs, which could require the Company to defend itself against a product liability or personal injury claim. Although the Company has product liability and commercial general liability insurance in scope and amount that it believes to be sufficient for the conduct of its business, there can be no assurance that such insurance will cover or be adequate to cover such claims. In addition, the Company's general liability insurance is subject to coverage limits and excludes coverage for losses or liabilities relating to environmental damage or pollution. Accordingly, the Company's efforts to defend itself against such claims could have a material adverse effect on the Company's business, results of operations and financial condition.

Potential Environmental Liability. Although the Company does not believe that its activities would directly expose it to liabilities under local, state or federal environmental laws and regulations, if the Company were to improperly design, manufacture or test its systems or fail to properly train its customer's employees in the operation of the systems, it could be exposed to possible liability for investigation and clean-up costs under such environmental laws. Under some environmental laws and various theories of tort and contract law, it is also possible that the Company could be liable for damages to its customers and third parties resulting from the actions of its customers or arising from the failure or malfunction, or the design, construction or operation of, the Company's FTO systems or products, even if the Company were not directly at fault. The Company's general liability insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to or arising out of environmental damage or pollution. The Company's business, results of operations and financial condition could be materially adversely affected by an uninsured or partially insured claim.

Risks Associated With the Diesel Engine Emission Control Development Program. The engineering challenges involved in treating diesel emissions are different in a number of respects from the conditions in which the Company's system has been used in the past, and there can be no assurance that the Company's technology will prove successful in this development area. Moreover, the Company's extensive database of test results that it uses to design systems for industrial installations may not be relevant to diesel engine emission control. Although pilot test results to date have been positive, the Company will need to engage in extensive and costly applications development and engineering in order to commercialize its system for such use, and there can be no assurance as to the success of any such effort.

                                USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                             SELLING STOCKHOLDERS

The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of August 13, 1999, the number of shares of Common Stock beneficially owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby.

The Company has agreed to initially register 5,230,000 Shares for resale by the Selling Stockholders holding Series E Preferred Stock and Series E Warrants and 450,000 shares for resale by the Selling Stockholders holding Credit Warrants. The number of Shares shown in the following table as being offered by the Selling Stockholders holding Series E Preferred Stock does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series E Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price, which may fluctuate and certain antidilution provisions, which shares of Common Stock are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement on Form S-3 of which this Prospectus forms a part. Such number also does not include such presently indeterminate number of additional shares of Common Stock as may be issued to the Selling Stockholders holding Series E Preferred Stock in connection with the declaration of additional dividends on the Series E Preferred Stock.

The Shares being offered by the Selling Stockholders were acquired from the Company (i) following conversion of the Series E Preferred Stock acquired from the Company in a private placement transaction pursuant to the Securities Purchase Agreement dated June 30, 1999 (the "Securities Purchase Agreement"),
(ii) upon exercise of the Series E Warrants, which warrants were issued by Thermatrix in connection with the sale of the Series E Preferred Stock and (iii) upon exercise of the Credit Warrants, which were issued in connection with the Second Amended and Restated Credit Agreement. For a description of such securities, see "Description of Capital Stock." Each Selling Stockholder that purchased the Series E Preferred Stock pursuant to the Securities Purchase Agreement represented to the Company that it would acquire the Shares for investment and with no present intention of distributing any such Shares except pursuant to this Prospectus. Pursuant to its obligation under the Registration Rights Agreement, the Company filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and pursuant to the Registration Rights Agreement and the Registration Rights Agreement dated as of February 25, 1999 has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the date all holders of Shares may sell all of the Shares freely pursuant to Rule 144 without compliance with the registration requirement of the Securities Act, or (ii) the date all of the Shares have been sold and no shares of Series E Preferred Stock are outstanding.

Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                         Shares of Common
                                          Common Stock              Shares Being        Stock Beneficially
                                        Beneficially Owned       Offered (3)(4)(5)     Owned After Offering
      Selling Stockholder              Prior to Offering(1)(2)          (6)(7)                  (1)
- ------------------------------        ------------------------   -----------------    ------------------------
                                        Number        Percent                           Number        Percent
                                      ----------     ---------                        ---------      ---------
The Shaar Fund Ltd                     2,585,000       24.90%           2,585,000           -0-            -0-
Technology Funding Venture
  Partners III, L.P. (8)               2,033,484       23.48%             861,667     1,171,817         15.03%
CIBC WMV Inc. (9)                      2,485,239       26.10%           1,723,333       761,906          9.77%
J.P. Turner                               60,000           *               60,000           -0-            -0-
WexFord Management LLC (10)              450,000        5.46%             450,000           -0-            -0-
                                       ---------     -------            ---------     ---------         ------
  Total                                7,613,723       56.49            5,680,000     1,933,723         24.80%

_____________________

*  Less than 1%

(1) Based upon 7,797,985 shares of Common Stock outstanding as of August 13, 1999. Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) The following table provides a breakdown of the total number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the offering. Each Series E Warrant has an exercise price of $5.31 per share and expires on June 30, 2002. Each Credit Warrant expires on February 25, 2004, and has an exercise price equal to the lesser of (x) $3.875 per share and (y) the average closing price of the Common Stock as reported by the Nasdaq National Market for the ten trading days immediately following the Issue Date; provided, that if there were no sales of the Common Stock on any such date, the simple average of the highest bid and lowest asked prices for the Common Stock on such date shall be used in place of a closing price for such date in calculating such ten-day average.

                                                                             Common Stock Issuable upon
                                                                    ----------------------------------------------
                                 Common Stock                       Conversion of               Exercise of
                              Beneficially Owned       Common          Series E     -----------------------------------
Holder                        Prior to Offering         Stock        Preferred(a)   Series E Warrants   Credit Warrants
- ------                        ------------------   -------------    -------------   -----------------   ---------------
The Shaar Fund Ltd.               2,585,000             -0-            2,480,000        105,000               -0-
Technology Funding Venture
 Partners III, L.P.               2,033,484         1,171,817            826,667         35,000               -0-
CIBC WMV Inc.                     2,485,239           761,906          1,653,333         70,000               -0-
Joe Turner                           60,000             -0-                -0-           60,000               -0-
WexFord Management LLC              450,000             -0-                -0-             -0-              450,000
                                  ---------         ---------          ---------        -------             -------
                                  7,613,723         1,933,723          4,960,000        270,000             450,000


(a) Includes 960,000 shares to be issued in payment of 8% Series E Preferred dividends accrued through August 25, 1999.


(3) The number of Shares shown as being offered by the Selling Stockholders represents shares of Common Stock issuable to the Selling Stockholders assuming conversion, as of August 27, 1999, of all shares of Series E Preferred Stock, plus accrued but unpaid dividends thereon, calculated using an assumed conversion price of $1.50. As described in footnote 6 below, the actual number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock depends, subject to certain limitations, upon the lower of (i) $5.00 and (ii) the arithmetic mean of the 15 lowest closing bid prices (the "Market Price") during the 30 trading days immediately prior to conversion, and because the investors have the option to convert any unconverted shares of Series E Preferred Stock at 65% of the Market Price, if the Company's securities are delisted and remain delisted by the Nasdaq Stock Market for 45 consecutive days, and may be less than or greater than the number of shares shown covered by this Prospectus. Accordingly, this Prospectus covers the resale of such presently indeterminate number of additional shares as may be issuable upon conversion of the Series E Preferred Stock based upon fluctuations in the conversion price of the Series E Preferred Stock and certain antidilution provisions.

(4) The number of shares of Common Stock offered hereby on behalf of the Selling Stockholders holding Series E Preferred Stock has been determined by agreement between the Company and such Selling Stockholders. Because the number of shares that will ultimately be issued upon conversion of the Series E Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion as described in footnote 6 below, and because the investors have the option to convert any unconverted shares of Series E Preferred Stock at 65% of the Market Price, if the Company's securities are delisted and remain delisted by the Nasdaq Stock Market for 45 consecutive days, such number of shares (and therefore the number of Shares offered hereby) cannot be determined at this time.

(5) Pursuant to the terms of the Registration Rights Agreement dated June 30, 1999 (the "Registration Rights Agreement"), the Company is required to register for resale that number of shares of Common Stock which are equal to the number of shares of Common Stock issuable upon conversion of the outstanding number of shares of Series E Preferred Stock (the "Minimum Registrable Shares") based on an assumed conversion price of $1.50.



(6) Each share of Series E Preferred Stock is convertible into that number of shares of Common Stock equal to (i) the share's stated value of $1,000, plus a premium in the amount of 8% per annum accruing from the date of issuance through the date of conversion, divided by (ii) the conversion price equal to the lesser of (i) $5.00, or if lower, (ii) a floating conversion price equal to 85% (subject to downward adjustment upon certain events, including if the

     Common Stock is not quoted on certain markets) of the arithmetic mean of the 15 lowest closing bid prices for the Common Stock over 30 trading days preceding the conversion date, and because the investors have the option to convert any unconverted shares of Series E Preferred Stock at 65% of the Market Price, if the Company's securities are delisted and remain delisted by the Nasdaq Stock Market for 45 consecutive days.

     In accordance with the rights and restrictions of the Series E Preferred Stock, unless waived by the Selling Stockholder, no Selling Stockholder may convert the Series E Preferred Stock to the extent that the shares to be received by such holder upon such conversion would cause such holder to own more than 4.99% of the outstanding shares of Common Stock.

(7)  Shares offered pursuant to this registration statement consist entirely of:
     (i) shares issuable upon conversion of the Series E Preferred Stock, based on the number of shares of Common Stock issuable upon conversion using an assumed conversion price of $1.50 and (ii) shares issuable upon exercise of the Warrants to purchase an aggregate of 720,000 shares of Common Stock.


(8) Mr. Kokesh is a director of the Company and a managing general partner of Technology Funding L.P. and, therefore, may be deemed to beneficially own the shares held by Technology Funding Venture Partners III, L.P.

(9) Mr. Blumenstein is a director of the Company and is a director and officer of CIBC WMV Inc. and, therefore, may be deemed to beneficially own the shares held by CIBC WMV Inc. Mr. Blumenstein disclaims beneficial ownership of such shares.

(10) Wexford Management LLC and certain of its affiliates are parties to the Company's Second Amended and Restated Credit Agreement dated February 25, 1999, pursuant to which the Company has borrowed in excess of $5,700,000 from such affiliates.

                             PLAN OF DISTRIBUTION


The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof. The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until all the Shares are sold by the Selling Stockholders or all unsold Shares are freely tradable subject to compliance with Rule 144 of the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of August 13, 1999, there were 7,797,985 shares of Common Stock outstanding held of record by approximately 1710 holders and 6,000 shares of Preferred Stock outstanding held of record by 3 holders.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that, in the election of directors, the holders are entitled to cumulative voting. Subject to preferences of outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will be fully paid and non-assessable.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series. The purpose of authorizing the board of directors of Thermatrix to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Thermatrix Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Thermatrix.


The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock, of which 12,000 shares have been designated Series E 8% Convertible Preferred Stock (the "Series E Preferred Stock"), of which 6,000 shares are issued and outstanding. The holders of Series E Preferred Stock are entitled to receive dividends in kind in preference to the Common Stock at a rate of $80 per share per annum. In the event of a liquidation, dissolution or winding up of the Company, the holders of Series E Preferred Stock are entitled to receive in cash out of the assets of the Company in preference to any other series of Preferred Stock ranking junior to the Series E Preferred Stock and to the holders of Common Stock in an amount equal to $1,000 per share plus the aggregate amount of accumulated dividends in kind per share. Payment must be made in full to holders of the Series E Preferred Stock, and thereafter, any remaining assets may be distributed ratably among the holders of Common
Stock.

The shares of Series E Preferred Stock are convertible into shares of Common Stock of the Company based on a conversion price of $5.00 per share or, if lower, 85% of the arithmetic mean of the 15 lowest closing bid prices in the 30 days prior to the date of conversion; provided that, a holder will not be permitted at anytime to convert an amount of Series E Preferred Stock which would result in the holder owning more than 4.9% of the then outstanding capital stock of the Company absent express waiver by such holder and provided, further that fifty percent of the outstanding Series E Preferred Stock may only be converted after November 27, 1999 and the remaining number may not be converted until after January 26, 2000. In addition, the Company is not obligated to issue more shares of Common Stock upon conversion in excess of the Share Limit absent Approval or Exemption for Excess Share Limit Issuances. Subject to certain conditions, the Company may elect to redeem in cash the Series E Preferred Stock in whole or in part at 130% of the original purchase price, together with all accrued and unpaid dividends if the last reported bid price of the Company's Common Stock is less than $4.25 per share on the day of such election. Any outstanding balance of Series E Preferred Stock is subject to mandatory conversion three years from the date of issuance, subject to extension of such conversion date upon certain events.

The holders of the Series E Preferred Stock are entitled to certain rights, subject to certain limitations, including (i) a right of first refusal for two years from the date of issuance to purchase a pro rata portion of any issuance of equity or convertible securities of the Company and (ii) certain price-based antidilution rights triggered upon certain events which would require the Company to issue additional shares of Common Stock upon conversion of the Series E Preferred Stock. The holders of the Series E Preferred Stock are also entitled to a right to require the Company to (i) redeem all of the outstanding shares of Series E Preferred Stock upon certain events including a change of control or sale of all or substantially all of the Company's assets, a failure by the Company to maintain the effectiveness of a registration statement for the sale of the shares of Common

Stock issuable upon conversion of the Series E Preferred Stock, a delisting of the Company's Common Stock, or the notice to any holder by the Company of an intention not to comply with a proper request for conversion of Series E Preferred Stock into Common Stock, and (ii) redeem such number of shares of Series E Preferred Stock for which the Company is unable to issue Common Stock registered for resale under a registration statement pursuant to a request for conversion because the Company does not have a sufficient number of shares of authorized Common Stock, is prohibited under the rules of the Nasdaq Stock Market from issuing shares in excess of the Share Limit, or fails to have a sufficient number of shares of Common Stock registered for resale under an effective registration statement. The redemption price for each share of Series E Preferred Stock is 130% of $1,000 per share of Series E Preferred Stock plus all accrued and unpaid dividends to the date of redemption. In the event the Company does not obtain Approval or Exemption for Excess Share Limit Issuances, the Company would be obligated to redeem that number of shares of Preferred Stock for which holders requested conversion of shares of Common Stock in excess of the Share Limit in cash at a price equal to 130% of $1,000 per share of Series E Preferred Stock plus all accrued and unpaid dividends. A failure to timely register and maintain an effective registration statement would also result in certain monetary payments to the Selling Stockholders as liquidated damages. The holders of the Series E Preferred Stock have no voting rights, except as otherwise required under Delaware law or as expressly provided to approve certain subsequent issuances of Series E Preferred Stock or to change the rights, preferences or privileges of the Series E Preferred Stock. The Shares issuable upon conversion of the Series E Preferred Stock are registered on a Registration Statement on Form S-3 of which this Prospectus forms a part pursuant to certain registration rights granted to holders of the Series E Preferred Stock under the Registration Rights Agreement.

Warrants

In connection with the sale and issuance of Series E Preferred Stock to the Selling Stockholders, the Company also issued Warrants to purchase 35,000 shares of its common stock per each $1,000,000 invested, for an aggregate of 210,000 shares. The purchase price for each share of common stock is $5.31 per share. The warrants have an expiration date of June 30, 2002. Additionally a finders fee Warrant exercisable for 60,000 shares of its common stock at $5.03 per share was also issued. The Shares issuable upon exercise of the Warrants listed in the table under "Selling Stockholders" above are being registered on a Registration Statement on Form S-3 of which this Prospectus forms a part pursuant to certain registration rights granted to the holders of such Warrants. The Warrants are subject to a net exercise provision by which the holder may exercise the Warrant by surrendering Shares in lieu of paying the cash exercise price.

In connection with the Company's execution of the Second Amended and Restated Credit Agreement dated February 25, 1999. The Company issued Warrants to purchase 450,000 shares of its Common Stock. The purchase price for each share of Common Stock is lesser of (i) $3.875 per share and (ii) the average closing price of the Common Stock as reported on the Nasdaq National Market for the ten trading days immediately following the Issue Date; provided, that if there were no sales of the Common Stock on any such date, the simple average of the highest bid and lowest asked prices for the Common Stock on such date shall be used in place of a closing price for such date in calculating such ten-day average.

                                 LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the Company's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     No person is authorized in connection with any offering made by this Prospectus to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale of or offer to sell the Shares made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................    1
Incorporation Of Certain Documents By Reference............................    1
The Company................................................................    2
Risk Factors...............................................................    3
Use Of Proceeds............................................................    8
Selling Stockholders.......................................................    9
Plan Of Distribution.......................................................   11
Description Of Capital Stock...............................................   12
Legal Matters..............................................................   14
Experts....................................................................   14


                                THERMATRIX INC.


                               5,680,000 Shares
                                      of
                                 Common Stock


                          ___________________________

                                  PROSPECTUS

                          ___________________________


                                        , 1999


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the Nasdaq National Market listing fee.

     SEC registration fee............................................  $  4,831
     NASDAQ National Market listing fee..............................  $ 17,500
     Legal fees and expenses.........................................  $ 25,000
     Accounting fees and expenses....................................  $ 10,000
     Miscellaneous expenses..........................................  $  2,669
                                                                       --------
       Total                                                           $ 60,000
                                                                       ========

Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant's Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

The Registrant's by-laws provide that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or that such director or officer is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Registrant's by-laws provide further that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Pursuant to its by-laws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

            5.1* Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

            10.1(1) Securities Purchase Agreement dated as of June 30, 1999, by and between Thermatrix Inc., and each of The Shaar Fund Ltd., Technology Funding Venture Partners III, L.P. and CIBC WBV Inc.

            10.2(1) Registration Rights Agreement dated as of June 30, 1999, by and between Thermatrix Inc., and each of The Shaar Fund Ltd., Technology Funding Venture Partners III, L.P. and CIBC WBV Inc.

            10.3(1) Certificate of Designations, Preferences and Rights of Series E 8% Convertible Preferred Stock of Thermatrix Inc., filed with the Office of the Secretary of State of the State of Delaware on July 1, 1999.

            10.4(1) Common Stock Purchase Warrant issued to each of the Shaar Fund Ltd., Technology Funding Venture Partners III , and CIBC WMV Inc.

            10.5(2) Warrant to purchase up to 450,000 shares of Common Stock of Thermatrix Inc. issued to Wexford Management LLC on February 25, 1999.

            10.6(2) Registration Rights Agreement dated February 25, 1999 between Thermatrix Inc. and Wexford Management LLC.

            23.1     Consent of Independent Public Accountants.

            23.2*    Consent of Counsel (included in Exhibit 5.1).

            24.1*    Power of Attorney.

            *        Previously filed.

            (1) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on August 27, 1999.

            (2) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on March 12, 1999.

Item 17.    Undertakings.

     A.     Undertaking Pursuant to Rule 415

            The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

                         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                         (iii) to include any material information with respect
            to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


            provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;


                     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   Undertaking in Respect of Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, California, on this 30 day of September 1999.

                                        THERMATRIX INC.

                                        By:           *
                                            ----------------------
                                            John T. Schofield,
                                            Chairman of the Board
                                            President and CEO


                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                   Title                                  Date
          *                   Chairman of the Board, President and Chief             September 30, 1999
 ----------------------
   John T. Schofield          Executive Officer (Principal Executive Officer)

 /s/  DANIEL S. TEDONE        Executive Vice President and Chief Financial           September 30, 1999
- -----------------------
   Daniel S. Tedone           Officer (Principal Financial and Accounting Officer)

          *                    Director                                              September 30, 1999
- -----------------------
    Robi Blumenstein

          *                   Director                                               September 30, 1999
- -----------------------
   Charles R. Kokesh

          *                   Director                                               September 30, 1999
- -----------------------
     Frank R. Pope

          *                   Director                                               September 30, 1999
- -----------------------
    James M. Strock

          *                   Director                                               September 30, 1999
- -----------------------

    Joseph W. Sutton

           *                       Director                                               September 30, 1999
- --------------------------
    John M. Toups

* By: /s/ Daniel S. Tedone
      --------------------------
       Daniel S. Tedone, Attorney
        in Fact

                               INDEX TO EXHIBITS
                               -----------------

Exhibit
Number    Description
- --------------------------------------------------------------------------------

 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.

 10.1(1) Securities Purchase Agreement dated as of June 30, 1999, by and between Thermatrix Inc. and each of the Shaar Fund Ltd., Technology Funding Venture Partners III, L.P. and CIBC WMV Inc.

 10.2(1) Registration Rights Agreement dated as of June 30, 1999, by and between Thermatrix Inc. and each of the Shaar Fund Ltd., Technology Funding Venture Partners III, L.P. and CIBC WMV Inc.

 10.3(1) Certificate of Designations, Preferences and Rights of Series E 8% Convertible Preferred Stock of Thermatrix Inc., filed with the Office of the Secretary of State of the State of Delaware on July 1, 1999.

 10.4(1) Common Stock Purchase Warrant issued to each of the Shaar Fund Ltd., Technology Funding Venture Partners III, L.P. and CIBC WBV Inc.


 10.5(2) Warrant to purchase up to 450,000 shares of Common Stock of Thermatrix Inc. issued to Wexford Management LLC on February 25, 1999.

 10.6(2) Registration Rights Agreement dated February 25, 1999 between Thermatrix Inc. and Wexford Management LLC.

 23.1     Consent of Independent Public Accountants.

 23.2*    Consent of Counsel (included in Exhibit 5.1).

 24.1*    Power of Attorney.

     _______________________

  * Previously filed.

(1) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on August 27, 1999.

(2) Incorporated by reference to the Company's Form 8-K filed with the Commission on March 12, 1999.